EXHIBIT 5.1

Michael Paige Law PLLC

1120 Twentieth Street, N.W.

South Tower

Washington, D.C. 20036

Telephone: 202-363-4791

Facsimile: 202-457-1678

mpaigelaw@outlook.com

Admitted in the District of Columbia

And New York

August 31, 2016

Progreen US, Inc.

6443 Inkster Road, Suite 170-D

Bloomfield Township, MI 48301

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 100,000,000 shares of Common Stock, $0.0001 par value per share (the “Shares”), of Progreen US, Inc., a Delaware corporation (the “Company”), pursuant to a certain Investment Agreement (the “Agreement”) with Tangiers Global, LLC (the “Selling Stockholder”), which may be issued from time to time pursuant to the Agreement. All of the Shares are being registered on behalf of the Selling Stockholder.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholder, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Progreen US, Inc.

August 31, 2016

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement, as finally amended, has become effective under the Securities Act, and the Shares are issued and paid for in accordance with the terms and conditions of the Agreement, the Shares so issued and paid for will be validly issued, fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Experts and Counsel”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

MICHAEL PAIGE LAW PLLC

By:	/s/ Michael Paige